Exhibit 10.1

GLOBAL AMENDMENT TO

GRANT NOTICES AND AWARD AGREEMENTS

UNDER THE Antero Midstream Partners LP

Long-Term Incentive Plan

This Global Amendment to Grant Notices and Award Agreements under the Antero Midstream Partners LP Long-Term Incentive Plan is hereby adopted by Antero Resources Midstream Management LLC, a Delaware limited liability company (the “General Partner”),  effective as of October 24, 2016 (the “Effective Date”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Antero Midstream Partners LP Long-Term Incentive Plan (the “LTIP”).

WHEREAS,  the General Partner has previously granted Phantom Units under the LTIP to Participants pursuant to the terms and conditions of Phantom Unit Grant Notices and Phantom Unit Agreements between the General Partner and such Participants (collectively, the “Outstanding Award Agreements”);

WHEREAS, pursuant to the LTIP and the Outstanding Award Agreements, the terms and conditions of the Outstanding Award Agreements may be amended without the consent of any Participant, provided that such amendment does not materially reduce the rights of any Participant who holds an Award subject to such amendment; and

WHEREAS,  the General Partner desires to amend each Outstanding Award Agreement to provide for accelerated vesting under certain circumstances as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, effective as of the Effective Date, the Outstanding Award Agreements are hereby amended as follows:

1. Notwithstanding anything to the contrary in any Outstanding Award Agreement:

(a) With respect to each Award expressly described on Schedule A hereto, such Award shall immediately become fully vested upon the consummation of a Change in Control so long as the Participant holding such Award remains continuously employed by Antero Resources Corporation, a Delaware corporation (“AR”), or one of its Affiliates through the date on which such Change in Control is consummated.

(b) With respect to each Award that is not expressly described on Schedule A hereto, such Award shall immediately become fully vested if (i)  the employment of the Participant holding such Award is terminated by AR or any of its Affiliates other than for Cause within the 12-month period following the consummation of a Change in Control or (ii) in the case of a transaction described in clause (ii) of the definition of Change in Control below,  the Participant holding such Award does not receive an offer of employment from the acquirer in such transaction that (1) provides a base salary or base wage rate at least equal to the base salary or base wage rate provided to such Participant by AR or one of its Affiliates immediately prior to the consummation of such Change in Control; and (2) is at a principal place of employment that is no more than 25 miles from the location of such Participant’s principal place of employment immediately prior to the consummation of such Change in Control.

2. Definitions. As used herein, the following terms shall have the meanings set forth below:

(a) “Cause” shall mean a finding by the Committee, before or after the termination of a Participant’s employment, of the Participant’s: (i) final conviction of, or plea of nolo contendere to, a crime that constitutes a felony (or state law equivalent); (ii) gross negligence or willful misconduct in the performance of the Participant’s duties that would reasonably be expected to have a material adverse economic effect on the Partnership, the General Partner, AR or any of their respective Affiliates; (iii) willful failure without proper legal reason to perform the Participant’s duties; or (iv) a material breach of any material provision of any Award Agreement or any other written agreement or corporate policy or code of conduct established by the Partnership, the General Partner, AR or any of their respective Affiliates that would reasonably be expected to have a material adverse economic effect on the Partnership, the General Partner, AR or any of their respective Affiliates.

(b) “Change in Control” shall mean the occurrence of any of the following events: (i) any Person or group, other than the Partnership, the General Partner, Antero Resources Investment LLC, AR or any of their respective Affiliates (as determined immediately prior to such event), becomes the beneficial owner, by way of merger, acquisition, consolidation, recapitalization, reorganization, or otherwise, of 50% or more of the voting power of the equity interests in the General Partner; (ii) the sale or disposition by either the General Partner or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than an Affiliate of the General Partner or the Partnership; (iii) approval by the General Partner of a complete liquidation or dissolution of the Partnership; (iv) a transaction resulting in a Person other than the General Partner, the Partnership, Antero Resources Investment LLC, AR or one of their respective Affiliates being the general partner of the Partnership; or (v) a “Change in Control” as defined in the Antero Resources Corporation Long-Term Incentive Plan, as such plan may be amended, restated or otherwise modified from time to time.  Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Section 409A, then the transaction of event described in clause (i), (ii), (iii), (iv), or (v) above with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), and as relates to the holder of such Award, to the extent required to comply with Section 409A.

3. Except as expressly amended hereby, the Outstanding Award Agreements shall remain in full force and effect and are specifically ratified and reaffirmed.

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Schedule A

•	All outstanding Awards granted to senior vice presidents of AR
•	All outstanding Awards granted to named executive officers of AR as set forth in the AR Definitive Proxy Statement on Schedule 14A, filed on April 27, 2016
•	All outstanding Awards granted to employees who are age 65 or older as of the date of a Change in Control

SCHEDULE A TO

GLOBAL AMENDMENT TO

GRANT NOTICES AND AWARD AGREEMENTS

UNDER THE ANTERO MIDSTREAM PARTNERS LP

LONG-TERM INCENTIVE PLAN